Exhibit 21


                           SUBSIDIARIES

The following is a list of all subsidiaries of Superior Energy Services, Inc.




          Company                State of Incorporation

     Oil Stop, Inc.                      Louisiana

     Connection Technology, Inc.         Louisiana

     Superior Tubular Services, Inc.      Louisiana

     Superior Fishing and Rental, Inc.      Texas

     Ace Rental Tool, Inc.                 Louisiana

     Dimensional Oil Field Services, Inc.  Louisiana

     Baytron, Inc.                         Louisiana